Exhibit 99.1

Al Brousseau Appointed President and Chief Operating Officer

of Global Power Equipment Group Inc.

TULSA, Oklahoma, November 24, 2004 – Global Power Equipment Group Inc. (NYSE: GEG), a leading design, engineering and fabrication firm providing a broad array of equipment and services to diversified global companies engaged in the power and process industries, today announced the appointment of Al Brousseau as President and Chief Operating Officer, effective December 16, 2004. Mr. Brousseau has over 30 years of experience in the power generating industry and is currently a Vice President and Officer with Lockwood Greene, a full-service engineering, procurement and construction company based in Atlanta, Georgia.

Prior to his service with Lockwood Greene, Mr. Brousseau was employed by ABB Combustion Engineering from 1970 to 1999 in various roles of increasing responsibilities, including engineering, sales, management, sales support and project management, much of which involved power projects in Asia. Mr. Brousseau and his family will relocate to Tulsa where the Company’s corporate headquarters is located.

Larry Edwards, Global Power Equipment Group’s chairman, chief executive officer and current president stated, “I am confident Al Brousseau will make an immediate contribution to our entire organization where he will have direct oversight of our operations and sales efforts. Al is a proven executive who brings a tremendous wealth of talent and experience in the power generation industry to help us meet the demands of our growing business. He has demonstrated successful leadership in his roles at both Lockwood Greene and ABB and his background in international operations and management is ideally suited to the needs of our Company today. We are delighted to have a person with Al’s experience join our company.”

About Global Power

Oklahoma based Global Power Equipment Group Inc. is a leading designer, engineer and fabricator of a comprehensive portfolio of equipment for gas turbine power plants and power-related equipment for industrial operations, with over 30 years of power generation industry experience. The Company’s equipment is installed in power plants and in industrial operations in more than 40 countries on six continents and believes, in its product lines, it has one of the largest installed bases of equipment for power generation in the world. In addition, the Company provides its customers with value-added services including engineering, retrofit, maintenance and repair. Additional information about Global Power Equipment Group may be found at www.globalpower.com.

Company Contact:

Bob Zwerneman

Director of Investor Relations

(918) 274-2398